Exhibit 99.1

Cost-U-Less Reports Earnings of 18 cents per share for First Quarter.

Bellevue, WA, April 27, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the first fiscal quarter ended March 27, 2005.

Highlights for the first fiscal quarter ended March 27, 2005, were as follows:

  EPS of $0.18 compared to EPS of $0.14 for Q1 2004.
  Sales of $53.2M, a 6.3% increase over Q1 2004.
  Comparable store sales (stores open a full 13 months) increase of 7.1% over Q1 2004.

For the first fiscal quarter of 2005 the Company reported net income of $734,000, or $0.18 per fully diluted share outstanding, compared to net income of $537,000, or $0.14 per fully diluted share outstanding for the corresponding period last year. The net income increase resulted from an improvement in the Company’s operating income, as well as a benefit from an insurance reimbursement recorded in other income, and a reduction in interest expense compared to the corresponding period a year ago.

As previously reported, total sales for the fiscal quarter ended March 27, 2005 increased 6.3% to $53.2 million, compared to $50.1 million for the same period a year ago. For the first fiscal quarter same store sales rose 7.1% compared to 15.3% for the corresponding period a year ago.

“We are pleased to report these solid first quarter results following our terrific 2004,” said J. Jeffrey Meder, the Company’s President and CEO. “Despite having to measure up against an extraordinarily high comparable store sales growth percentage from a year ago, our same store sales increase of 7.1% in the most recent quarter was still very sound. With gross margins in the 18% range, these sales increases translate into improvements in our operating performance.”

At 12.6% as a percentage of sales, store expenses for the first fiscal quarter of 2005 were in line with the first fiscal quarter of 2004. Store expense dollars increased 6.9% for the first fiscal quarter of 2005 over the same period a year ago due to several factors, including higher utility and commercial insurance expenses, and volume related items such as labor costs and credit card fees.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended
	March 27, 2005	March 28, 2004

Net sales	$53,239	$50,078
Merchandise costs	43,665	41,012

Gross profit	9,574	9,066

Operating expenses:
Store	6,727	6,295
General and administrative	1,697	1,745
Store openings	31	40

Total operating expenses	8,455	8,080

Operating income	1,119	986

Other income (expense):
Interest expense, net	(51)	(126)
Other	116	27

Income before income taxes	1,184	887

Income tax provision	450	350

Net income	$734	$537

Earnings per common share:
Basic	$0.19	$0.14

Diluted	$0.18	$0.14

Weighted average common shares outstanding, basic	3,791,050	3,701,722

Weighted average common shares outstanding, diluted	4,085,090	3,859,987

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	March 27, 2005	December 26, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,066	$6,081
Accounts receivable, net	1,060	805
Inventories, net	23,105	23,140
Other current assets	1,607	1,053

Total current assets	29,838	31,079

Property and equipment, net	15,871	14,345
Deposits and other assets	750	778

Total assets	$46,459	$46,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,465	$16,132
Accrued expenses and other liabilities	4,470	5,964
Current portion of long-term debt	267	267
Current portion of capital lease obligations	103	102

Total current liabilities	21,305	22,465

Other long-term liabilities	952	920
Long-term debt, less current portion	2,211	2,277
Capital lease obligations, less current portion	581	607

Total liabilities	25,049	26,269

Commitments and contingencies

Shareholders’ equity	21,410	19,933

Total liabilities and shareholders’ equity	$46,459	$46,202